Exhibit 99.1
Carter Validus Mission Critical REIT, Inc. & Carter Validus Mission Critical REIT II, Inc. Announce New Chief Executive Officer
April 10, 2018 - TAMPA, FL.--(BUSINESS WIRE)— Carter Validus Mission Critical REIT, Inc. (“CVREIT”) and Carter Validus Mission Critical REIT II, Inc. (“CVREIT II”) each announced today that Michael A. Seton assumed the title and role of Chief Executive Officer effective immediately from John E. Carter who resigned as Chief Executive Officer of the CVREIT and CVREIT II. Mr. Carter will continue to serve as Chairman of the board of directors of CVREIT and CVREIT II and Mr. Seton will continue to serve as a President of CVREIT and CVREIT II.
Mr. Seton stated, “I am pleased that we will continue to benefit from John’s extensive industry contacts and experience through his role as Chairman of the board of directors of CVREIT and CVREIT II and Executive Chairman of CVREIT’s advisor and CVREIT II’s advisor. As the Chief Executive Officer, I will focus on all aspects of the day-to-day management of CVREIT and CVREIT II, which currently have combined assets of approximately $3.4 billion. The goal of the management team will be to continue to determine and execute on the courses of action that best align each company for success and deliver the desired returns to our stockholders.”
Mr. Carter stated, “I am delighted to turn over the day-to-day management of CVREIT and CVREIT II and their advisors to Michael, who has been an integral part of building the businesses. We have worked together since the inceptions of CVREIT and CVREIT II and as Co-Chief Executive Officers of CVREIT’s advisor and CVREIT II’s advisor since 2015. I look forward to continuing to serve as Chairman of the board of directors of CVREIT and CVREIT II and assisting the companies in any way possible.”
About Carter Validus Mission Critical REIT, Inc.:

Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants.
About Carter Validus Mission Critical REIT II, Inc.:
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded company headquartered in Tampa, Florida that has elected to be taxed and qualifies as a real estate investment trust for federal income tax purposes. CVREIT II intends to continue to acquire mission critical real estate assets located throughout the United States and abroad. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. CVREIT II intends to continue to focus its acquisitions on mission critical assets in the data center and healthcare property sectors.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although each company believes the expectations reflected in such forward looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The companies undertake no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the respective company’s expectations.